UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 17, 2024
The Ensign Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33757	33-0861263

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

29222 Rancho Viejo Road, Suite 127,
San Juan Capistrano,	CA	92675

(Address of principal executive offices)		(Zip Code)
Registrant's telephone number, including area code: (949) 487-9500
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered or to be registered pursuant to Section 12(b) of the Act.

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	ENSG	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Director

On October 17, 2024, the Board of Directors (the Board) of The Ensign Group, Inc. appointed Mark Parkinson to fill the vacancy created by the expansion of the board by shareholders to nine members on May 16, 2024. Mr. Parkinson’s appointment is effective October 21, 2024 until the date of the Company’s 2025 Annual Meeting of Stockholders (the 2025 Annual Meeting). It is anticipated that the Board and the Nominating and Corporate Governance Committee (the NCG Committee) of the Board will nominate Mr. Parkinson for election by the Company’s stockholders at the 2025 Annual Meeting to serve as a Class II director for a two-year term ending at the Company’s Annual Meeting of Stockholders to be held in 2027. Mr. Parkinson’s appointment to the Board was made at the recommendation of the NCG Committee. The Board and the NCG Committee have determined that Mr. Parkinson qualifies as an independent director as defined under the applicable rules and regulations of the Securities and Exchange Commission (SEC) and the rules of the Nasdaq Stock Market. The Board and the NCG Committee expect to determine Mr. Parkinson’s committee membership at their next regularly scheduled meetings.

Mr. Parkinson, age 67, is currently the Principal of the American Health Care Association and the National Center for Assisted Living (AHCA/NCAL), which represents more than 14,000 nursing homes, assisted living communities, and intermediate care facilities for individuals with disabilities. Previously, Mr. Parkinson served as the AHCA/NCAL’s President and CEO for 14 years from 2011 to 2024. Under Mr. Parkinson’s leadership, AHCA/NCAL focused on delivering policy solutions to Congress and the Executive Branch, with a special emphasis on quality care. During his tenure, AHCA/NCAL remained the largest association in long-term care and enjoyed record membership. Prior to his role as President and CEO of AHCA/NCAL, Mr. Parkinson served as the 45th Governor of the State of Kansas from 2009 to 2011, the 47th Lieutenant Governor of the State of Kansas from 2007 to 2009, and as a Kansas state legislator. He also built, owned, and operated nursing home and senior living facilities in Kansas and Missouri between 1996 and 2006. Mr. Parkinson earned his Bachelor of Arts degree from Wichita State University and his Juris Doctor from the University of Kansas.

Mr. Parkinson’s significant experience as an advocate for the post-acute care industry in Washington D.C., his knowledge and relationships with key industry players in the public and private sector, his deep expertise in public health issues as a Governor and Lieutenant Governor, and his experience as an owner and operator of nursing and senior living properties provides the Board with important perspectives on the issues that impact the Company’s business.

There are no other arrangements or understandings between Mr. Parkinson and any other person pursuant to which he was selected to serve on the Board. There are no family relationships between Mr. Parkinson and any director or executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. Mr. Parkinson’s compensation will be consistent with that of other non-employee directors as previously disclosed under “Corporate Governance – Director Compensation” in the Company’s definitive proxy statement for its 2024 Annual Meeting of Stockholders filed with the SEC on April 5, 2024. In connection with his appointment, Mr. Parkinson will enter into a standard indemnification agreement with the Company in the form filed as Exhibit 10.5 to the Company’s Annual Report on Form 10-K filed with the SEC on February 1, 2024.
Item 7.01. Regulation FD Disclosure.

On October 21, 2024, the Company issued a press release announcing Mr. Parkinson’s appointment to the Board. The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information in this Item 7.01 is being furnished and shall not be deemed to be filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section, and shall not be deemed incorporated by reference into any registration statement or other document filed pursuant to the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

99.1	Press Release of the Company dated October 21, 2024
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 21, 2024	THE ENSIGN GROUP, INC.
	By:	/s/ Chad A. Keetch
Chad A. Keetch
Chief Investment Officer